Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                        INVESCO VAN KAMPEN COMSTOCK FUND

A Special Meeting ("Meeting") of Shareholders of Van Kampen Comstock Fund was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1)  Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                       Votes        Votes       Broker
Matter                                                 Votes For      Against      Abstain    Non-Votes
------                                                -----------   ----------   ----------   ---------
(1) Approve an Agreement and Plan of Reorganization   329,595,794   13,518,486   32,091,314       0